SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2002 (March 14, 2002)

Province Healthcare Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-23639	62-1710772
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Westwood Place Suite 400 Brentwood, Tennessee (Address of Principal Executive Offices)	37027 (Zip Code)

(615) 370-1377
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events

     On March 14, 2002, Province Healthcare Company entered into a definitive agreement to acquire substantially all of the assets of Los Alamos Medical Center (“LAMC”) in Los Alamos, New Mexico from Banner Health System. LAMC is licensed for 47 acute care beds, has a service area population of approximately 50,000 and has current annual revenues of approximately $31.5 million. It is anticipated that the acquisition will close in the second quarter of this fiscal year, subject to customary closing conditions and regulatory approvals, including the approval of the transaction by the Attorney General of New Mexico.

     On March 18, 2002, Province entered into a definitive agreement to acquire substantially all of the assets of Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia (“Memorial Hospital”) from Memorial Health System, Inc. and its affiliates. Memorial Hospital is licensed for 237 acute care beds, has a service area population in excess of 100,000 and has current annual revenues of approximately $80.3 million. It is anticipated that the acquisition will close in the second quarter of this fiscal year, subject to customary closing conditions and regulatory approvals, including the approval of the transaction by the Attorney General of the Commonwealth of Virginia.

     Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 19 general acute care hospitals in eleven states with a total of 2,156 licensed beds. The Company also provides management services to 35 non-urban hospitals in 13 states with a total of 2,776 licensed beds.

Item 7. Financial Statements and Exhibits

     (a) Exhibits

99.1	Copy of the press release, dated March 14, 2002, announcing that Province executed a definitive agreement to acquire substantially all of the assets of Los Alamos Medical Center in Los Alamos, New Mexico.
99.2	Copy of the press release, dated March 18, 2002, announcing that Province executed a definitive agreement to acquire substantially all of the assets of Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVINCE HEALTHCARE COMPANY

By: /s/ Brenda B. Rector

Brenda B. Rector Vice President and Controller
Date:	March 22, 2002